Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA  94403 1906

By:
/s/Maria Gray
Signature

Maria Gray
Vice President and Secretary of Franklin Resources, Inc.
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.
Secretary of Franklin Advisers, Inc.


Franklin Custodian Funds on behalf of Franklin Income Fund

By:
/s/ Kimberly H. Novotny
Signature

Kimberly H. Novotny
Vice President and Assistant Secretary of Franklin Custodian Funds